Exhibit 99.3

To: ALL NextGen Healthcare Employees

From: Jeff Margolis

Subject Line: Introducing Our New CEO, David Sides

Dear Team,

I am delighted to announce that David Sides has been appointed as NextGen Healthcare’s President and Chief Executive Officer, effective September 22. David joins us from Teladoc Health, where he most recently served as Chief Operating Officer. David brings more than two decades of experience in healthcare information technology and product innovation to our team.

David’s appointment marks the conclusion of a successful CEO search, during which we evaluated a number of highly qualified candidates over the past weeks. David is a strategic, results-oriented global executive with a proven track record of leading growth and margin expansion. I’ve gotten to know David well and can attest that team building and supporting employees’ success are both important to him. That was important to us because we recognize the most valuable asset NextGen has is you – the 2,600 of you who are innovating, serving, communicating and delivering every day.

This is an exciting time for NextGen. Your unwavering focus and dedication to our business and our clients remain second to none. Our business is firing on all cylinders and we have built remarkable momentum. We achieved the highest annual revenue and operating cash flow in the Company’s history in FY21, in spite of COVID, and our future has never looked brighter.

NextGen already benefits from a talented management team and employee base. Together with David at the helm, we are poised to become a healthtech powerhouse.

A Special Town Hall

David is eager to speak with you directly. He will host an all hands meeting on Wednesday, September 22 at 10:00 am Pacific/1:00 pm Eastern for our employees in the U.S. and 8:00 am India time, Thursday, September 23 for our employees in India. Additional details will follow. In the meantime, you can access the press release and infographic we issued today.

Please join me in welcoming David to our company and our team.

Sincerely,

Jeff Margolis

Chair, NextGen Healthcare Board of Directors

Changes to the White Proxy Card and How To Vote

As our newly appointed CEO, David has been added to the slate of director nominees for this year’s annual meeting, scheduled for October 13, 2021. NextGen Healthcare will be sending to shareholders a revised WHITE proxy card reflecting Sides’ addition to the Company’s slate of director nominees. We recommend you discard any materials received from Sheldon (including the blue proxy card). If you have questions or need assistance voting your shares, you may call our proxy solicitor, MacKenzie Partners, at (800) 322-2885. As a reminder, we will also host a Proxy-Signing Rally for employee shareholders in the coming weeks.

Certain Information Concerning the Participants

NextGen Healthcare has filed a definitive proxy statement and supplement to the proxy statement (the “Supplement”) with the U.S. Securities and Exchange Commission (the “SEC”), together with the associated WHITE proxy card attached to the Supplement, in connection with the solicitation of proxies for NextGen Healthcare’s 2021 Annual Meeting of Shareholders (the “Definitive Proxy Statement”). WE URGE SHAREHOLDERS TO READ THE DEFINITIVE PROXY STATEMENT AND SUPPLEMENT (INCLUDING ANY OTHER AMENDMENTS OR SUPPLEMENTS TO SUCH PROXY STATEMENT) AND ANY OTHER RELEVANT DOCUMENTS THAT NEXTGEN HEALTHCARE WILL FILE WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. NextGen Healthcare and certain of its directors and executive officers are participants in the solicitation of proxies from shareholders in respect of the 2021 Annual Meeting. Information regarding the names of NextGen Healthcare’s directors and executive officers and their respective interests in NextGen Healthcare by security holdings or otherwise are set forth in the Definitive Proxy Statement and Supplement. To the extent holdings of such participants in NextGen Healthcare’s securities are not reported, or have changed since the amounts described, in the Definitive Proxy Statement, such changes will be reflected on Initial Statements of Beneficial Ownership on Form 3 or Statements of Change in Ownership on Form 4 filed with the SEC. Details concerning the nominees of NextGen Healthcare’s Board of Directors for election at the 2021 Annual Meeting are included in the Definitive Proxy Statement and Supplement.

Shareholders will be able to obtain, free of charge, copies of the Definitive Proxy Statement, Supplement, any other amendments or supplements thereto and any other documents when filed by NextGen Healthcare with the SEC in connection with the Annual Meeting at the SEC’s website (http://www.sec.gov), at NextGen Healthcare’s website (https://investor.nextgen.com), by emailing NXGNproxy@mackenziepartners.com or by calling MacKenzie Partners at (800) 322-2885.

Forward Looking Statements

This communication may contain forward-looking statements within the meaning of the federal securities laws, including but not limited to, statements regarding future events including but not limited to the COVID-19 pandemic, developments in the healthcare sector and regulatory framework, the Company’s future performance, as well as management’s expectations, beliefs, intentions, plans, estimates or projections relating to the future (including, without limitation, statements concerning revenue, net income, and earnings per share). Risks and uncertainties exist that may cause the results to differ materially from those set forth in these forward-looking statements. Factors that could cause the anticipated results to differ from those described in the forward-looking statements and additional risks and uncertainties are set forth in Part I, Item A of our most recent Annual Report on Form 10-K and subsequently filed Quarterly Reports on Form 10-Q, including but not limited to: volatility and uncertainty in the global economy, financial markets and on our customers in light of the continuing COVID-19 pandemic, including the potential (i) slowdown or shutdown of preventive and elective medical procedures, (ii) delay in the contracting for additional products and services by our customers and (iii) delay in the sales cycle for new customers; a determination by the jury that the Company has liability in litigation advanced by a former director and shareholder; the volume and timing of systems sales and installations; length of sales cycles and the installation process; the possibility that products will not achieve or sustain market acceptance; seasonal patterns of sales and customer buying behavior; impact of incentive payments under The American Recovery and Reinvestment Act on sales and the ability of the Company to meet continued certification requirements; uncertainties related to the future impact of U.S. tax reform; the impact of governmental and regulatory agency investigations; the development by competitors of new or superior technologies; the timing, cost and success or failure of new product and service introductions, development and product upgrade releases; undetected errors or bugs in software; product liability; changing economic, political or regulatory influences in the health-care industry; changes in product-pricing policies; availability of third-party products and components; competitive pressures including product offerings, pricing and promotional activities; the Company’s ability or inability to attract and retain qualified personnel; the impact of any proxy contest at the 2021 Annual Meeting of Shareholders; possible regulation of the Company’s software by the U.S. Food and Drug Administration; changes of accounting estimates and assumptions used to prepare the prior periods’ financial statements; disruptions caused by acquisitions of companies, products, or technologies; the extent to which the COVID-19 pandemic and measures taken in response thereto could adversely affect our financial condition and results of operations; and general economic conditions. A significant portion of the Company’s quarterly sales of software product licenses and computer hardware is concluded in the last month of a fiscal quarter, generally with a concentration of such revenues earned in the final ten business days of that month. Due to these and other factors, the Company’s revenues and operating results are very difficult to forecast. A major portion of the Company’s costs and expenses, such as personnel and facilities, are of a fixed nature and, accordingly, a shortfall or decline in quarterly and/or annual revenues typically results in lower profitability or losses. As a result, comparison of the Company’s period-to-period financial performance is not necessarily meaningful and should not be relied upon as an indicator of future performance. These forward-looking statements speak only as of the date hereof. The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.